Filed pursuant to Rule 433
August 10, 2022

Relating to
Preliminary Prospectus Supplement dated August 10, 2022 to
Prospectus dated August 17, 2021
Registration Statement No. 333-258872

Kimco Realty Corporation

Pricing Term Sheet

$650,000,000 4.600% Notes due 2033

Issuer:	Kimco Realty Corporation

Ratings*:	Baa1 (stable) by Moody’s Investors Service, Inc. BBB+ (stable) by Standard & Poor’s Ratings Services

Aggregate Principal Amount Offered Hereby:	$650,000,000

Pricing Date:	August 10, 2022

Settlement Date:
August 24, 2022 (T+10)

The settlement date of August 24, 2022 is the tenth business day following the date of the preliminary prospectus supplement. Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes before the second business day prior to the settlement date will be required, by virtue of the fact that the Notes initially will settle on a delayed basis, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors with respect to these matters.

Maturity Date:	February 1, 2033

Interest Payment Dates:	February 1 and August 1, commencing on February 1, 2023

Coupon:	4.600%

Price to Public:	99.430% of the principal amount

Gross Proceeds to Issuer (before expenses):	$646,295,000

Use of Proceeds:
The issuer intends to use the net proceeds from this offering, as well as cash on hand, to redeem all of its outstanding April 2023 Notes and June 2023 Notes, and any additional proceeds will be used for general corporate purposes, including, but not limited to, funding for suitable investments and redevelopment opportunities.

Benchmark Treasury:	2.875% due May 15, 2032

Benchmark Treasury Yield:	2.770%

Spread to Benchmark Treasury:	+190 bps

Yield to Maturity:	4.670%

Redemption Provisions:

Make-whole Call:
Prior to November 1, 2032 the Notes will be redeemable at the Issuer’s option, at a redemption price equal to the sum of (1) an amount equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date and (2) a make-whole premium (T+30 bps).

Par Call:
At any time on or after November 1, 2032, the Notes will be redeemable at the Issuer’s option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

CUSIP / ISIN:	49446R BA6 / US49446RBA68

Joint Book-Running Managers:	BMO Capital Markets Corp. PNC Capital Markets LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC BofA Securities, Inc. Regions Securities LLC

Co-Managers:	Credit Suisse Securities (USA) LLC Morgan Stanley & Co. LLC TD Securities (USA) LLC

BNP Paribas Securities Corp.
BNY Mellon Capital Markets, LLC
Deutsche Bank Securities Inc.
Mizuho Securities USA LLC
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
Truist Securities, Inc.
UBS Securities LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time.

The Issuer has filed a registration statement (including a prospectus dated August 17, 2021 as supplemented by a preliminary prospectus supplement dated August 10, 2022) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement, this communication and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may request the prospectus and preliminary prospectus supplement by contacting BMO Capital Markets Corp. toll-free at 1-866-864-7760, PNC Capital Markets LLC toll-free at 1-855-881-0697, U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607 and Wells Fargo Securities, LLC toll-free at 1-800-645-3751.